                                                                   EXHIBIT 10(p)

                             CONFIDENTIAL TREATMENT










                              AMENDED AND RESTATED

                              WITHDRAWAL AGREEMENT

                                 BY AND BETWEEN

                               GREAT RIVER ENERGY

                                       AND

                                 MINNESOTA POWER




                             DATED: JANUARY 30, 2004

                             CONFIDENTIAL TREATMENT

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE 1         DEFINED TERMS................................................3

ARTICLE 2         TRANSFER OF MP FINANCIAL RIGHTS AND CERTAIN
                  BUSINESS ASSETS; MP WITHDRAWAL PAYMENTS;
                  WITHDRAWAL...................................................9

     2.01   Assignment of MP Financial Rights and Certain Business Assets......9

     2.02   Withdrawal........................................................11

ARTICLE 3         RECONCILIATION AND PAYMENT OF MP CAPITAL
                  ACCOUNT.....................................................11

     3.01   Estimated Execution Date MP Capital Account.......................11

     3.02   MP Capital Account Reconciliation.................................13

ARTICLE 4         EMPLOYEES...................................................15

     4.01   [   *   ].........................................................15

     4.02   [   *   ].........................................................15

     4.03   [   *   ].........................................................15

     4.04   [   *   ].........................................................15

ARTICLE 5         OPERATION OF SRE PRIOR TO CLOSING...........................15

     5.01   MP Credit Support of SRE..........................................15

     5.02   Risk Management...................................................15

     5.03   Generation Availability Credit ("GAC") and Combustion Turbine Use
            ("CTU")...........................................................16

ARTICLE 6         CONCURRENT EXECUTION DATE AND CLOSING DATE
                  AGREEMENTS AND COOPERATION..................................16

     6.01   Execution Date and Closing Date Agreements........................16

     6.02   Cooperation on Certain Operational Matters........................16

     6.03   Transmission Matters..............................................16

     6.04   Transfer of Data..................................................17

     6.05   FERC Filing and Approval Order....................................17

     6.06   MP Exclusive Purchases and Sales..................................17

ARTICLE 7         INDEMNIFICATION.............................................17

     7.01   Indemnification by MP of GRE......................................17

     7.02   Indemnification by GRE of MP......................................18

     7.03   Principles Regulating Indemnity Rights............................19


* TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                       i

     7.04   Procedure for Indemnification.....................................19

     7.05   Dispute Resolution................................................22

ARTICLE 8         ADDITIONAL AGREEMENTS WITH RESPECT TO
                  OPERATION OF SRE PRIOR TO CLOSING...........................23

     8.01   Actions Refrained From Prior to Closing...........................23

     8.02   Affirmative Actions Prior to Closing..............................24

ARTICLE 9         REPRESENTATIONS AND WARRANTIES OF MP........................24

     9.01   Corporate Standing and Authority; Binding Agreement...............24

     9.02   Absence of Conflicting Agreements or Required Consents............25

     9.03   Title.............................................................25

     9.04   Relinquished Assets...............................................25

     9.05   Litigation........................................................25

ARTICLE 10        REPRESENTATIONS AND WARRANTIES OF GRE.......................25

     10.01  Organization and Authority........................................25

     10.02  Litigation........................................................26

     10.03  Notice of Development.............................................26

ARTICLE 11        CLOSING.....................................................26

     11.01  Time and Place....................................................26

     11.02  Conditions to MP's Obligations to Close...........................26

     11.03  Conditions to GRE's Obligation to Close...........................27

     11.04  Efforts to Satisfy Conditions.....................................28

ARTICLE 12        TERMINATION.................................................29

     12.01  Termination of Agreement..........................................29

     12.02  Procedure Upon Termination........................................29

ARTICLE 13        OTHER MATTERS...............................................29

     13.01  Announcements.....................................................29

     13.02  Use of SRE Name...................................................30

     13.03  Confidentiality...................................................30

     13.04  Tax Matters.......................................................31

ARTICLE 14        MISCELLANEOUS...............................................33

     14.01  Survival of Representations, Warranties and Covenants.............33

     14.02  No Broker.........................................................33

     14.03  Expenses..........................................................33

     14.04  Notices...........................................................33

     14.05  Binding Effect; No Assignment Without Prior Written Consent.......34

     14.06  Entire Agreement..................................................34

     14.07  Choice of Law.....................................................35

     14.08  Amendment; Waiver.................................................35

     14.09  Pre Closing and Post Closing Cooperation..........................35

     14.10  Counterparts and Facsimile/Electronic Signatures..................35

     14.11  Interpretation....................................................35

     14.12  Payments..........................................................35

     14.13  Termination of Withdrawal Agreement...............................35

                              AMENDED AND RESTATED
                              WITHDRAWAL AGREEMENT


     THIS AMENDED AND RESTATED WITHDRAWAL AGREEMENT (this "AGREEMENT"), is entered into January 30, 2004, to be effective from and after December 12, 2003 (the "EFFECTIVE DATE") by and between MINNESOTA POWER, a division of ALLETE, Inc., a Minnesota corporation, an investor-owned utility ("MP") and GREAT RIVER ENERGY, a Minnesota cooperative corporation ("GRE").

                                    RECITALS
                                    --------

     A. Split Rock Energy LLC is a Minnesota limited liability company ("SRE") (i) owned equally (50%/50%) by MP and GRE (MP and GRE are each individually a "MEMBER," and may collectively be referred to herein as the "MEMBERS"), and (ii) engaged in the business of providing Core Operations (defined below) and Trading Operations (defined below).

     B. SRE is governed pursuant to that certain Member Control Agreement dated April 14, 2000, entered into by MP and GRE, as amended by (i) that certain letter agreement dated February 5, 2002, between MP and GRE (concerning withdrawal by a Member of SRE), and (ii) this Agreement (the "MEMBER CONTROL AGREEMENT").

     C. MP gave notice to GRE of its desire to withdraw from its membership in SRE, which notice is acknowledged by the parties hereto to have been properly given, even if not strictly in accordance with the provisions of the Member Control Agreement. MP and GRE agree said notice is deemed to have been given on November 1, 2003.

     D. MP and GRE entered into that certain Interim Agreement dated November 18, 2003, as amended by Amendment No. 1 dated November 21, 2003, Amendment No. 2 dated December 5, 2003, Amendment No. 3 dated December 23, 2003 and Amendment No. 4 dated January 30, 2004 (collectively, the "INTERIM AGREEMENT"), pursuant to which MP and GRE became bound to certain agreements arising under Sections 2 (operating expenses; Net Income and Losses from Power Trading Transactions; negotiation of a withdrawal agreement), 3 (indemnity), and 4 (termination), of the Interim Agreement (the "BINDING PROVISIONS").

     E. MP and GRE shall be bound to their covenants set forth in the Binding Provisions of the Interim Agreement for the period from and after November 1, 2003, through the Execution Date (defined below). At and after the Closing Date of this Agreement, the Interim Agreement, this Agreement and the Ancillary Documents (defined below) shall control all relations of MP and GRE for the respective time periods set forth therein and herein. To the extent this Agreement conflicts with the Interim Agreement, this Agreement shall govern.

     F. MP and GRE entered into that certain Withdrawal Agreement dated December 12, 2003, as amended by Amendment No. 1 dated December 23, 2003 (the "WITHDRAWAL AGREEMENT") pursuant to which MP and GRE set forth the terms by which, among other things, it was anticipated that MP would withdraw from its membership in SRE (the "MP WITHDRAWAL").

     G. Subsequent to the execution and delivery of the Withdrawal Agreement it was determined that additional time would be required to obtain a prior consent order from FERC (as defined below) pursuant to applicable law, including
Section 203 of the Federal Power Act, before the MP Withdrawal could be lawfully effected (the "FERC APPROVAL").

     H. As a consequence of delay occasioned by the FERC Approval process, MP and GRE have hereby amended and restated the Withdrawal Agreement in its entirety to (i) set forth the amended and restated agreement of MP and GRE with respect to the MP Withdrawal, (ii) terminate the Withdrawal Agreement in its entirety, and (iii) establish the further understandings and covenants by which certain actions of MP and GRE will (x) restate and revise the existing business relations between MP and GRE as Members of SRE pending the FERC Approval, and
(y) amend the Member Control Agreement to incorporate the terms of this Agreement.

     I. The initial actions taken by MP and GRE to effect the matters set forth in Recital H above shall occur at and upon January 31, 2004 at 11:59 p.m. CST (the "EXECUTION DATE") to be followed by the Closing (defined below) on the Closing Date, upon satisfaction of the conditions to Closing set forth in
Article 11 of this Agreement.

     J. Within five (5) business days after receipt of the FERC Approval, and and the satisfaction of the conditions set forth in Article 11 hereof, MP will withdraw as a Member of SRE effective on the Closing Date at 11:59 P.M.
(CST) (the "WITHDRAWAL EFFECTIVE TIME") and, effective upon the Closing of this Agreement and at the Withdrawal Effective Time, MP shall no longer be a Member of SRE nor have any further obligations under the Member Control Agreement or any other SRE governing document or ancillary agreement, instrument or document (other than the Ancillary Documents) arising from, in connection with or pursuant to the organization, operation or continuing operations of SRE, except as set forth herein and/or pursuant to the Binding Provisions of the Interim Agreement; PROVIDED, HOWEVER, that nothing herein shall affect the validity or continued effectiveness of the Margin Agreement between the Members.

     K. Subject to the Closing of this Agreement, the timing and method of withdrawal by MP as set forth in this Agreement and the Interim Agreement constitutes a proper amendment and/or waiver of the withdrawal provisions of the Member Control Agreement with respect to MP.

     L. From and after the Closing date, all rights and obligations of MP arising in connection with SRE shall be determined solely by the terms of this Agreement and the documents, instruments, agreements and schedules hereto (collectively, the "ANCILLARY DOCUMENTS"), including any rights and obligations to or from SRE, GRE and any and all Third Parties.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein as essential terms of this Agreement, the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINED TERMS

     For purposes of this Agreement and the Schedules to this Agreement, the following terms have the meanings specified:

     "AAA RULES" shall have the meaning set forth in Section 7.05(b) of this Agreement.

     "ACCOUNTING ARBITRATOR" shall have the meaning set forth in Section 3.02(b) of this Agreement.

     "ADMINISTRATIVE FEES" or "ADMINISTRATIVE FEE" shall have the meaning set forth in Section 2.01(d) of this Agreement.

     "AGREEMENT" shall have the meaning set forth in the Preamble to this Agreement.

     "ANCILLARY DOCUMENTS" shall have the meaning set forth in the Recitals to this Agreement.

     "ASSETS" shall have the meaning set forth in Section 2.01(b) of this Agreement.

     "ASSOCIATED INDEMNIFIED  PARTIES"  shall  have  the  meaning  set  forth in
Section 7.01 of this Agreement.

     "AUTHORIZED REPRESENTATIVES"  shall  have the  meaning set forth in Section
13.03 of this Agreement.

     "BINDING PROVISIONS" shall have the meaning set forth in the Recitals to to this Agreement.

     "BUSINESS" shall mean the Core Operations and Trading Operations of SRE, wherever its operations are conducted.

     "CAPITAL ACCOUNT" means, for purposes of Section 3.01 and other provisions of this Agreement and the Ancillary Documents, the capital accounts of the Members derived by generally accepted accounting principles consistently applied by SRE, as maintained on a "book" basis (as opposed to any tax basis capital account), which includes the initial investments of the Members and the subsequent activities of SRE from and after such investments.

     "CAPITAL VIG" shall have the meaning set forth in Section 3.01(b) of this Agreement.

     "CTU" shall have the meaning set forth in Section 5.03 of this Agreement.

     "CLOSING" shall have the meaning set forth in Section 11.01 of this Agreement.

     "CLOSING DATE" shall have the meaning set forth in Section 11.01 of this Agreement.

     "COBANK CREDIT FACILITY" means that certain Credit Agreement dated August 16, 2000 as amended by First Amendment to Credit Agreement dated August 15, 2001, by Second Amendment to Credit Agreement dated August 14, 2002, by Third Amendment to Credit Agreement dated August 13, 2003, by Fourth Amendment to Credit Agreement dated November 12, 2003, and by Fifth Amendment to Credit
Agreement dated January 30, 2004, by and between SRE and the financial institutions from time to time party thereto and CoBank ACB in its capacity as agent for the Banks as Administrative Agent, (as such terms are defined in the CoBank Credit Facility).

     "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to specific Sections of the Code shall be to the Section as it now exists and to any successor provision.

     "CONFIDENTIAL INFORMATION" shall  have  the  meaning set  forth in  Section
13.03 of this Agreement.

     "CONSENTS" shall have the meaning set forth in Section 9.02 of this Agreement.

     "CORE OPERATIONS" means the various core utility operations SRE conducts on behalf of its Members, including but not limited to joint and economical dispatch of the combined generation resources of its Members to optimally serve the native load of each, marketing and selling to third parties the excess generation of its Members not used to serve Members' native load customers, and purchase and brokering of energy from third parties for least cost supply to its Members to serve their native load customers, and related services as are performed by SRE.

     "EFFECTIVE DATE" shall have the meaning set forth in the Preamble to this Agreement.

     "ESTIMATED EXECUTION DATE MP CAPITAL ACCOUNT" has the meaning  set forth in
Section 3.01(a) of this Agreement.

     "EXCLUSIVE MEMBER SALES" are capacity and energy sales contracts that Members have entered into prior to becoming SRE Members, or direct sales by a Member to another Member or any Third Party that have been approved by the SRE Board of Governors.

     "EXCLUSIVE PURCHASE" is a purchase that flows directly to a specific SRE Member.

     "EXECUTION DATE" shall have the meaning set forth in the Recitals to this Agreement.

     "EXECUTION DATE MP CAPITAL ACCOUNT" has the meaning set forth in Section 3.01(b) of this Agreement.

     "EXECUTION DATE MP CAPITAL ACCOUNT DISTRIBUTION" shall have the meaning set forth in Section 3.01(a) of this Agreement.

     "FERC" means the Federal Energy Regulatory Commission, an agency of the United States government.

     "FERC APPROVAL" shall have the meaning set forth in the Recitals to this Agreement.

     "FERC FILING" shall have the meaning set forth in Section 6.05 of this Agreement.

     "FERC ORDER" shall have the meaning set forth in Section 6.05 of this Agreement.

     "GAC" shall have the meaning set forth in Section 5.03 of this Agreement.

     "GRE" shall have the meaning set forth in the Preamble to this Agreement.

     "GRE ATTORNEY FEES" shall have the meaning set forth in Section 7.01(e) of this Agreement.

     "GRE INDEMNIFIED PARTY" or "GRE INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.04(a) of this Agreement.

     "GOVERNMENTAL BODY" means any:

            (i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

            (ii)  federal, state, local, municipal, foreign or other government;

            (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

            (iv)  multinational organization or body; and/or

            (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     The foregoing definition of Governmental Body does not and shall not be deemed to include MAPP or MAIN.

     "IMO" means Ontario Independent Market Operator.

     "INDEMNIFIED PARTY" or "INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.04(c) of this Agreement.

     "INTERIM AGREEMENT" shall have the meaning set forth in the Recitals to this Agreement.

     "INTERIM PERIOD" shall mean the period commencing November 1, 2003, through the Execution Date.

     "JOINT REPORTING TRANSMISSION" means the MAPP firm transmission service required by the MAPP reliability handbook rules to support exchanges of capacity and energy between MP and GRE during such time as SRE is engaged in joint reporting of load and capability for MP and GRE.

     "KENDALL COUNTY" means the Kendall County, Illinois Unit No. 3 generator, from which RREC purchases and remarkets power on the wholesale market.

     "LOSS" or "LOSSES" shall have the meaning set forth in Section 7.01 of this Agreement.

     "MAIN" means MidAmerica Interconnected Network.

     "MAPP" means the Mid-Continent Area Power Pool.

     "MISO" means the Midwest Independent System Operator, Inc., a FERC approved regional transmission organization.

     "MLLCA" means the Minnesota Limited Liability Company Act, Chapter 322B of the Minnesota Statutes.

     "MP" shall have the meaning set forth in the Preamble to this Agreement.

     "MP-GRE BLOCK A AND B AGREEMENTS" means the Block A and Block B Transaction and Confirmation Agreements dated August 28, 2003 between MP and GRE.

     "MP INDEMNIFIED PARTY" or "MP INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.04(b) of this Agreement.

     "MP LEAST COST SUPPLY" means such MP transactions for power, energy, transmission and financial products entered into for supply of its native utility end use load obligations.

     "MP REPRESENTATIVE" shall have the meaning set forth in Section 13.04(b) of this Agreement.

     "MP WITHDRAWAL" shall have the meaning set forth in the Recitals to this Agreement.

     "MPUC" shall mean the Minnesota Public Utilities Commission, a regulatory political subdivision of the State of Minnesota.

     "MANAGEMENT EMPLOYEES" shall have the meaning set forth in Section 4.01 of this Agreement.

     "MARGIN AGREEMENT" means that certain Margin Agreement between MP and GRE dated February 22, 2001.

     "MEMBER" or "MEMBERS" shall have the meaning set forth in the Recitals to this Agreement.

     "MEMBER CONTROL AGREEMENT" shall have the meaning set forth in the Recitals to this Agreement.

     "MEMBERSHIP INTEREST PAYMENT" shall have the meaning set forth in Section 2.02(b) of this Agreement.

     "MEMBERSHIP INTEREST TRANSFER ORDER" shall  have the  meaning  set forth in
Section 6.05(i) of this Agreement.

     "MEMBERSHIP INTEREST" or "MEMBERSHIP INTERESTS" shall mean the entire membership interest of MP in SRE, as that term is defined in Minn. Stat.ss. 322B.03 subd. 31 (2003).

     "NET INCOME" and "NET LOSSES" means, for each taxable year or other period, an amount equal to SRE's taxable income or loss, as the case may be, for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 702(a) of the Code), with the following adjustments:

            (1) Any income of SRE that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses will be added to taxable income or shall reduce a loss;

            (2) Any expenditures of SRE described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations
     Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing profits or losses, will be subtracted from taxable income or loss;

            (3) Any items which are specially allocated to a Member of SRE as required by applicable provisions of the Code, will not affect calculations of Net Income or Net Losses; and

            (4) For this purpose, any deduction for a loss on sale or exchange of SRE property which is disallowed to SRE under Code Section 267(a)(1) or
     Section 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

     "ORDER" means an action or decision of  the Governmental  Body as to  which
(i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by any applicable law has passed,
(ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed,
(iii) the Governmental Body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     "OVERLAP PERIOD" shall have the meaning set forth in Section 13.04(b) of this Agreement.

     "POWER TRADING TRANSACTION" means power Trading Operations conducted by SRE with or between non-Member Third Parties (i.e., not involving any Member), but excluding Core Operations and any Exclusive Member Sales or Exclusive Purchases.

     "PROCEEDING"  means  any  claim, suit,  litigation,  arbitration,  hearing, audit, investigation, Order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "RREC" means Rainy River Energy Corporation, a Minnesota corporation that is a subsidiary of MP.

     "REQUIRED NOTICE INFORMATION" shall have the meaning set forth in Section 7.04(a) of this Agreement.

     "RETAINED MP CAPITAL ACCOUNT" shall have the meaning set forth in Section 3.01(b) of this Agreement.

     "SRE" shall have the meaning set forth in the Recitals to this Agreement.

     "STATEMENT OF EXECUTION DATE MP CAPITAL ACCOUNT" shall have the meaning set forth in Section 3.02(a) of this Agreement.

     "TANGIBLE ASSETS" shall have the meaning set forth in Section 2.01(b)(i) of this Agreement.

     "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "TAX MATTER" shall have the meaning set forth in Section 13.04(b) of this Agreement.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "THIRD PARTY" or "THIRD PARTIES" shall mean any person or entity that is not a party to this Agreement, other than SRE.

     "TRADING OPERATIONS" means the various wholesale power trading operations SRE conducts pursuant to its market-based rate tariff on file at the U.S. Federal Energy Regulatory Commission, including but not limited to Power Trading Transactions, wholesale power trading, engaging in the physical and financial trading of electric power and energy, gas trading, hedging, including but not limited to foreign exchange hedges, and trading transmission service under separately tagged and segregated portfolio operations, other than trading done for Core Operations.

     "WITHDRAWAL AGREEMENT" shall have the meaning set forth in the Recitals to this Agreement.

     "WITHDRAWAL EFFECTIVE TIME" shall have the meaning set forth in the Recitals to this Agreement.

     "WITHDRAWAL PAYMENT" shall have the meaning set forth in Section 2.01(c) of this Agreement.

     "WITHDRAWAL SETTLEMENT" shall have the meaning set forth in Section 2.01(c) of this Agreement.

                                   ARTICLE 2

         TRANSFER OF MP FINANCIAL RIGHTS AND CERTAIN BUSINESS ASSETS; MP
                        WITHDRAWAL PAYMENTS; WITHDRAWAL

     2.01 ASSIGNMENT OF MP FINANCIAL RIGHTS AND CERTAIN BUSINESS ASSETS. Effective at and upon the Execution Date:

            (a) ASSIGNMENT OF FINANCIAL RIGHTS. Except as contemplated by the terms of this Agreement, MP hereby assigns to GRE, free and clear of all liens, claims, encumbrances, restrictions and security interests, any and all financial rights in the profits and losses of SRE, and any distributions thereof, to which MP would otherwise be entitled under the Member Control Agreement or the MLLCA. This assignment by MP shall (i) be governed by Section 322B.31 of the MLLCA, and (ii) serve to amend the following provisions of the Member Control Agreement: Section 4.3 (Allocations of Net Income and Net Losses), Section 4.5 (Mandatory
     Distributions), Section 4.6 (Distributions in Kind), Section 4.7(c) (Qualified Income Offset), Section 4.9 (Discretionary Adjustment) and
     Section 4.10 (Special Allocations to Founding Members - New Member Fee; Distributions). Based on and in clarification of the foregoing, except as provided in this Agreement, upon and after the Execution Date MP shall:

                        (A) have no further right under the Member Control Agreement to (i) any further allocations of net income or net losses, (ii) mandatory or permissive distributions, (iii) distributions in kind, or (iv) special allocations described in Section 4.10 of the Member Control Agreement.

                        (B) not be (1) allocated any adjustment, allocation or distribution described in Section 4.7(c) of the Member Control Agreement, or (2) subject to any discretionary adjustment described in Section 4.9 of the Member Control Agreement, it being agreed that the matters which take effect pursuant to and on the Execution Date, including without limitation the termination of MP's credit support for the operations of SRE, have and reflect the substantial economic effect of the respective economic interests of MP and GRE from and after the Execution Date and are intended to conform with the requirements of Code Section 704(b) and the regulations thereunder. As a consequence of the foregoing, with respect to any and all allocations of any economic activity of SRE upon and after the Execution Date, MP shall be allocated zero percent (0%) and GRE shall be allocated one hundred percent (100%).

            (b) ASSIGNMENT OF CERTAIN BUSINESS ASSETS. MP hereby assigns, relinquishes and transfers any and all right, title and interest in and to the assets set forth below to GRE, or its designee, on the Execution Date (the "ASSETS").

                  (i) All tangible property of MP used presently in the Business (the "TANGIBLE ASSETS").

                  (ii) All rights to use and all copies of (i) the ZaiNet software that are conferred by the Sungard (Caminus) license, and
            (ii)  the  maintenance  and  other  agreements  attached  hereto  as
            SCHEDULE 2.01(b)(ii), pursuant to the ZaiNet Novation Agreement substantially in the form attached hereto as EXHIBIT A.

                  (iii) Any software (other than the ZaiNet software  referenced above) developed or modified by SRE and/or MP for use by SRE as set forth on SCHEDULE 2.01(b)(iii). This software includes, without limitation, all source code, object code other associated documentation, and new versions, revisions, updates and upgrades currently in the possession of MP; PROVIDED, HOWEVER, that at the Closing GRE shall grant to MP a perpetual, royalty-free, non-transferable license to use and/or modify such software for use in its core least cost supply license and any Trading Operations post-Closing.

                  (iv) The telephone, servers, office furniture and other personal property, and the leased Dell personal computer equipment and associated software described on SCHEDULE 2.01(b)(iv) hereto.

                  (v) Copies of all data used in the Business that is in MP's control, including but not limited to data contained in MP's data warehouse. MP shall have the right to retain copies of such data without restriction, except as set forth herein.

            The Assets shall be relinquished and transferred to GRE or its designee pursuant to a bill of relinquishment and transfer substantially in the form of EXHIBIT B hereto.

            (c) PAYMENT OF WITHDRAWAL SETTLEMENT. In full settlement (the "WITHDRAWAL SETTLEMENT") of MP's termination of financial participation in SRE and as an advance payment for MP's withdrawal as a party to the Member Control Agreement at the Withdrawal Effective Time, MP has, on or before the Execution Date, remitted a payment to GRE of One Million Nine Hundred Seventy-Nine Thousand Dollars ($1,979,000) (the "WITHDRAWAL PAYMENT").

            (d) ADMINISTRATIVE FEES. On or within five (5) days after the Execution Date, MP shall remit to GRE an administrative fee of $100,000. In the event that the FERC Order is not received on or before April 1, 2004, MP shall remit to GRE an additional administrative fee(s) of $200,000 for the month of April, 2004, and each succeeding month thereafter to the Closing or termination of this Agreement, which payments shall be made respectively on April 30, 2004, and the last day of each such succeeding month thereafter, unless the Closing or a termination of this Agreement occurs within or before any of such months. If the Closing or a termination of this Agreement occurs in any of the months set forth above, the administrative fee for (i) the month in which the Closing or a termination occurs shall be prorated by the number of days in the month through the Closing Date or the termination date (for example, if the Closing Date is April 16, 2004, the administrative fee for the month will be (16/30 X $150,000)), and (ii) all months after the Closing Date or the termination date shall not become due (any amount that accrues pursuant to the above shall be referred to herein as the "ADMINISTRATIVE FEES" and any full or partial payment relating to a single month is an "ADMINISTRATIVE FEE").

     2.02   WITHDRAWAL.

            (a) MP WITHDRAWAL. At and upon the Withdrawal Effective Time, MP shall be deemed to have withdrawn from the Member Control Agreement. As a consequence, MP shall no longer be a Member of SRE or have any further rights or obligations under the Member Control Agreement or any other governing document, or agreement arising from, in connection with, or pursuant to the organization, operation or continuing operations of SRE, except as set forth herein and/or pursuant to the Ancillary Documents and the Binding Provisions of the Interim Agreement.

            (b) RELINQUISHMENT AND TRANSFER OF MP MEMBERSHIP INTEREST. At and upon the Closing, for a payment by GRE to MP of One Million Dollars ($1 million), plus the Capital Vig (the "MEMBERSHIP INTEREST PAYMENT") and other good and valuable consideration, on the Closing Date, MP shall relinquish and transfer to GRE the Membership Interest of MP in SRE, free and clear of all liens, claims, encumbrances, restrictions and security interests pursuant to a Relinquishment and Assignment of Membership Interest substantially in the form of EXHIBIT C hereto.

                                   ARTICLE 3

                RECONCILIATION AND PAYMENT OF MP CAPITAL ACCOUNT

     3.01   ESTIMATED EXECUTION DATE MP CAPITAL ACCOUNT.

            (a) ESTIMATION AND PARTIAL DISTRIBUTION OF THE MP CAPITAL ACCOUNT. GRE has caused SRE to deliver to MP a statement of the estimated MP Capital Account, which estimate was determined on a basis consistent with the methodology to be employed in the calculation of the Capital Account of MP pursuant to Section 3.01(c) below (such estimate, the "ESTIMATED EXECUTION DATE MP CAPITAL ACCOUNT"). GRE and MP agree that the Estimated Execution Date MP Capital Account amount is $12,406,996. On the Execution Date, GRE shall cause SRE to remit $10 million to MP as a partial distribution from the Capital Account of MP (the "EXECUTION DATE MP CAPITAL ACCOUNT DISTRIBUTION").

            (b) EXECUTION DATE MP CAPITAL ACCOUNT AND RETAINED MP CAPITAL ACCOUNT. Subsequent to the Execution Date, the Estimated Execution Date MP Capital Account shall be reconciled to the actual balance of the Capital Account of MP (the "EXECUTION DATE MP CAPITAL ACCOUNT") in accordance with
     Section 3.02 below. The difference between the Execution Date MP Capital Account and the sum of: (x) $10 million

     Execution Date MP Capital Account Distribution, and (y) the Membership Interest Payment (less the Capital Vig thereon) (such difference, the "RETAINED MP CAPITAL ACCOUNT") will be remitted to MP at the Closing, along with interest at an annual rate of 1.25% thereon from the Execution Date through the Closing Date (the "CAPITAL VIG"), pursuant to receipt of the FERC Order (defined in Section 6.05(ii)). The parties acknowledge and agree that, at and upon the Closing, $1 million of the Capital Account of MP, representing the initial capital contribution of MP in SRE, shall be (1) retained in SRE, and (2) will become part of the GRE Capital Account in SRE.

            (c)   COMPUTATIONS FOR MP CAPITAL ACCOUNT. For purposes of computing
     (i) the Estimated Execution Date MP Capital Account, and (ii) the Execution Date MP Capital Account, each such capital account shall be determined in accordance with the book value of such MP Capital Account (as opposed to the Tax basis Capital Account of MP) determined in accordance with the generally accepted accounting principles of SRE consistently applied, except that MP and GRE have agreed to amend hereby such controlling provisions of the Member Control Agreement in order to incorporate the following deviations from prior practice. In furtherance of the foregoing, GRE shall cause SRE to adopt and incorporate the following accounting/allocation principles into the SRE accounting for its operations and its Capital Accounts for the period(s) commencing November 1, 2003 through the Execution Date:

                  (i)   All trading gross margin (gross  margin  or  gross  loss
            from marketing activities) as determined in accordance with generally accepted accounting principles consistently applied by SRE arising from or incident to Power Trading Transactions (i) initiated on or after November 1, 2003, and (ii) those initiated prior to and delivered on or after November 1, 2003, in each case through the Execution Date, shall be allocated in their entirety (100%) to GRE and no allocation shall be made to MP; and

                  (ii) All core gross margin (gross margin from marketing activities) as determined in accordance with generally accepted accounting principles consistently applied by SRE arising from or incident to Core Operations prior to and through the Execution Date shall be allocated equally (50%/50%) to MP and GRE; and

                  (iii) The  operating   expenses  and  costs  arising  from  or
            incident to Core Operations and Power Trading Transactions for the period (A) commencing November 1, 2003, through December 31, 2003, shall be allocated equally (50%/50%) to MP and GRE, except that MAPP and MAIN fees shall be allocated in accordance with historical practices, and (B) commencing January 1, 2004, to the Execution Date, the allocation of such operating expenses and costs shall be wholly (100%) to GRE, and no allocation shall be made to MP, except that (i) MAPP and MAIN fees shall be allocated in accordance with historical practices, and (ii) Three Hundred Twenty Five Thousand ($325,000) shall be allocated to MP for payment of Core Operations expenses for January, 2004; and

                  (iv) All credit facility fees and interest expense and gains/ losses on foreign currency allocations relating to Power Trading Transactions for the period commencing November 1, 2003, through the Execution Date shall be allocated in their entirety (100%) to GRE and no allocation shall be made to MP; and

                  (v) All interest income for the period commencing November 1, 2003, through the Execution Date shall be allocated equally (50%/50%) to MP and GRE; and

                  (vi) Any adjustments, mark-to-market adjustments, and normal accounting adjustments made in the ordinary course of business shall be allocated (A) equally (50%/50%) to MP and GRE if such adjustment relates to the period prior to November 1, 2003, or (B) consistent with Sections 3.01(c) (i)-(v) of this Agreement if such adjustment relates to the period from and after November 1, 2003 through the Execution Date; and

                  (vii) In computation  of  any  of  the  foregoing, or  the  MP
            Capital Account generally, all SRE Management Employee and non-Management Employee severance pay or other such termination costs (including non-cash benefits) shall be allocated in their entirety (100%) to GRE and no allocation shall be made to MP.

     3.02   MP CAPITAL ACCOUNT RECONCILIATION.

            (a) STATEMENT OF EXECUTION DATE MP CAPITAL ACCOUNT. As soon as practicable, and in no event later than twenty (20) days after the Execution Date, GRE shall cause SRE to prepare and provide to MP a final calculation of the Execution Date MP Capital Account determined as of the Execution Date (the "Statement of Execution Date MP Capital Account"), which Statement of Execution Date MP Capital Account shall be prepared in accordance with generally accepted accounting principles and procedures of SRE consistently applied, except for the adjustments required by Section 3.01(c) above. The reasonable fees, costs and expenses of Third Party professionals (but not the internal costs to SRE or GRE) associated with the preparation of the Statement of Execution Date MP Capital Account shall be borne one hundred percent (100%) by MP. MP shall have concurrent access to any of the work papers and source documentation of SRE or its professionals that are utilized in any way in the compilation of data or preparation of the Statement of Execution Date MP Capital Account. Within ten (10) days after its receipt of the Statement of Execution Date MP Capital Account, MP shall provide SRE with notice of any disagreement with the preparation of or the calculations underlying the Statement of Execution Date MP Capital Account, specifying in reasonable detail such disagreement. If within such ten (10) day period MP makes no objection to the Statement of Execution Date MP Capital Account, then the Statement of Execution Date MP Capital Account shall become final and binding upon the parties and the amount therein shall state the Execution Date MP Capital Account.

            (b) DISPUTE RESOLUTION. If MP objects to the Statement of Execution Date MP Capital Account in any manner, then GRE and MP shall negotiate in good faith for a period of ten (10) days from and after the date of the MP objection(s) to resolve such objection(s). If the parties fail to agree on a Statement of Execution Date MP Capital Account within the aforementioned ten (10) day period, then, as to any matters still in dispute, MP and GRE shall refer the matter to arbitration conducted by a mutually acceptable accounting firm independent of GRE and MP (such firm to serve as arbitrator (the "ACCOUNTING ARBITRATOR") for the sole purpose of this Section 3.02(b)). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Statement of Execution Date MP Capital Account as to which MP and GRE have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Accounting Arbitrator, each of MP and GRE shall concurrently furnish, at their own respective expense, to the Accounting Arbitrator and the other party such documents and information as the Accounting Arbitrator may request. Each party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the Accounting Arbitrator without the other party, respectively, either being present or receiving a concurrent copy of any written communication. The Accounting Arbitrator may conduct a conference concerning the objections and disagreements between MP and GRE, at which conference each party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accounting Arbitrator and the other party), and (ii) have present its or their advisors, accountants, counsel and other representatives. The Accounting Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the parties and not pursuant to any independent review (the foregoing, however, shall not preclude the Accounting Arbitrator from independent research of facts or determining proper application of SRE generally accepted accounting principles consistently applied or the terms of this Agreement and the Ancillary Documents with respect to the subject matter of the objections and disagreement between the parties). The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final Statement of Execution Date MP Capital Account according to the dispute(s) noticed. Such report shall state the Execution Date MP Capital Account and be final and binding upon MP and GRE. The Accounting Arbitrator may choose to circulate a preliminary report(s) for the comment of the parties. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne equally by MP and GRE. MP and GRE shall, and GRE shall cause SRE to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by MP, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Execution Date MP Capital Account as promptly as reasonably practicable.

                             CONFIDENTIAL TREATMENT

                                    ARTICLE 4

                                    EMPLOYEES

     4.01   [   *   ]


     4.02   [   *   ]


     4.03   [   *   ]


     4.04   [   *   ]




* TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.





                                    ARTICLE 5

                        OPERATION OF SRE PRIOR TO CLOSING

     For the period from November 1, 2003 through the dates indicated below, the parties agree to operate SRE as set forth in this Article 5.

     5.01 MP CREDIT SUPPORT OF SRE. MP credit support of SRE cannot be used for (i) Trading Operations transactions initiated after October 31, 2003, where delivery occurs after the Execution Date, nor (ii) for Core Operations transactions initiated after the Execution Date. MP will continue to maintain existing credit support and provide new credit support, on the same basis as MP has provided credit support in the past, until the Execution Date unless otherwise agreed by the parties and SRE. As set forth on SCHEDULE 5.01, MP's credit support consists of guarantees to Third Parties and support of SRE's existing Co-Bank Credit Facility. MP's credit exposure continues through the cash settlement of all transactions for which it has provided credit support. MP and GRE have taken all steps necessary to assure that the Co-Bank Credit Facility will remain in place until June 30, 2004, although the guaranty of MP has been released.

     5.02 RISK MANAGEMENT. Until the Execution Date, SRE will conduct its Business within the risk limits established by the SRE board resolution of November 12, 2003, which includes a $2.5 million for stress limit, and within the $5.0 million stop-loss limit, and any additional policies as described in the SRE board minutes dated September 24, 2003, each as set forth in SCHEDULE 5.02.

     5.03 GENERATION AVAILABILITY CREDIT ("GAC") AND COMBUSTION TURBINE USE ("CTU"). GAC shall be settled with no payment to either party for all periods ending October 31, 2003. SRE shall not use or apply the GAC from the time November 1, 2003 through Closing. The methodology developed to determine CTU during the month of October, 2003, as shown in SCHEDULE 5.03, will also be used to determine CTU for the Interim Period. GRE shall continue to promptly notify MP of the CTU amount on the first day of the next month and MP shall promptly pay the CTU amount.

                                   ARTICLE 6

            CONCURRENT EXECUTION DATE AND CLOSING DATE AGREEMENTS AND
                                  COOPERATION

     6.01 EXECUTION DATE AND CLOSING DATE AGREEMENTS. On the Execution Date MP and GRE shall enter into the Core Consulting Services Agreement substantially in the form of EXHIBIT D hereto, whereby GRE shall provide transitional consulting services to MP. Promptly following the Closing, MP shall, and GRE shall cause SRE to, enter into the Support Services Agreement substantially in the form of EXHIBIT E hereto, whereby MP shall provide transitional services to SRE, which shall terminate the existing administrative services agreement between MP and SRE, the invoiced costs of which shall not exceed $25,000 per month beginning February 1, 2004.

     6.02 COOPERATION ON CERTAIN OPERATIONAL MATTERS. The parties have reached an understanding and agreement with respect to the matters set forth in SCHEDULES 6.02 (a)-(e), as described below, as set forth in each such schedule.

     SCHEDULE 6.02(a)  Operational Matters: for International Falls,
                          GENSYS and SMMPA, and Least Cost Supply
     SCHEDULE 6.02(b)  Joint Reporting
     SCHEDULE 6.02(c)  Mutual Generator Outage Protection
     SCHEDULE 6.02(d)  Kendall Brokering Agreement
     SCHEDULE 6.02(e)  Ancillary Agreements
     SCHEDULE 6.02(f)  MP-GRE Capacity Reservation and Option
                          Agreements

     6.03 TRANSMISSION MATTERS. MP and GRE agree that the current transmission positions and requests now held by SRE will be (i) retained by SRE, (ii) immediately assigned to MP, (iii) immediately assigned to RREC, or (iv) remain conditionally with SRE with some future predetermined disposition, as listed and described in SCHEDULE 6.03. The contracts to effectuate these transmission assignments are attached in EXHIBIT F and GRE shall cause SRE to execute these contracts on the Execution Date and promptly file with MISO and any regulatory agencies, as may be required. In the event that the FERC Order is not issued, MP shall cause the transmission assignments to be reassigned to SRE.

     6.04 TRANSFER OF DATA. MP and GRE shall, promptly following the Execution Date, effectuate the transfer to SRE of all copies of data used in the Business that is in MP's control including, but not limited to, data contained in MP's data warehouse or MP shall retain such data pending future transfer at SRE's request, subject to the data retention policy set forth in SCHEDULE 6.04. Pending such transfer of data, the parties shall mutually cooperate to provide SRE with the same access to the data it had in the ordinary course of business prior to Closing.

     6.05 FERC FILING AND APPROVAL ORDER. Promptly following the Execution Date, MP shall prepare and submit a statutory filing to FERC (the "FERC FILING") which seeks authority from FERC to relinquish MP's Membership Interest to GRE in accordance with Section 203 of the Federal Power Act, 16 U.S.C. 824(b) (alternatively, the "MEMBERSHIP INTEREST TRANSFER ORDER" or the "FERC ORDER").

     In the event that either MP or GRE become aware that the Membership Initial Transfer Order may be, or is, the subject of an objection and therefore may result in a petition for rehearing, the parties shall determine whether or not to proceed with or delay the Closing pending resolution of the objection and/or rehearing, as the case may be. GRE agrees to support such filings at FERC and further agrees to cooperate with MP in providing any information regarding SRE and GRE in such proceedings.

     6.06 MP EXCLUSIVE PURCHASES AND SALES. From and after the Execution Date, MP and GRE agree that (i) MP shall assume all obligations and liability for least cost supply to serve its own native load customers, including but not limited to, purchase of capacity and energy from Third Parties and sale of excess MP generation resources not needed to serve the native load of MP, (ii) SRE shall have no obligation or liability for Core Operations with respect to MP, (iii) MP waives its rights under the Member Control Agreement for any and all allocations of gains or losses of SRE arising from Core Operations of SRE and MP shall have no further liability for any expenses of SRE Core Operations, and (iv) each shall immediately cause SRE to designate all MP purchases and sales of capacity and energy as "Exclusive Purchase and Sales" as defined in the SRE Rate Schedule No. 4 effective September 12, 2001 on file at FERC.

     Nothing in this section shall alter any pre-existing MP obligation to SRE to fulfill any pre-existing SRE obligations to Third Parties for capacity or energy, including but not limited to, the GENSYS and SMMPA transactions as indicated in SCHEDULE 6.02(a).

                                   ARTICLE 7

                                 INDEMNIFICATION

     7.01 INDEMNIFICATION BY MP OF GRE. MP hereby covenants and agrees to defend, indemnify and hold harmless GRE and SRE, and their respective members, officers, directors, employees, affiliates, agents, successors and assigns (collectively, the "ASSOCIATED INDEMNIFIED PARTIES"), from and against and in respect of any and all losses, costs, expenses (including reasonable attorneys' fees and disbursements of counsel), liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action, and other obligations of any nature whatsoever (excluding, however, claims for incidental, consequential, or special damages, including punitive damages, other than which arise from a Third Party claim against the indemnified party hereunder) (individually, a "LOSS," and collectively, "LOSSES") that GRE, SRE or their Associated Indemnified Parties may suffer, sustain, incur or be subject to arising out of, based upon or resulting from or on account of any of the following:

            (a) the breach or falsity of any representation or warranty made by MP in this Agreement, the Interim Agreement or the Ancillary Documents; and

            (b) the breach of any covenant or agreement made by MP in this Agreement, the Interim Agreement and/or the Ancillary Documents (although the pre-Closing covenants to obtain all Consents shall expire upon the Closing); and

            (c) one-half (1/2) of expenses of SRE (net of any Tax benefit by way of deduction or deferral and insurance recoveries), which arise from any period prior to the Execution Date, which are (i) not accounted for in the computation of the Execution Date MP Capital Account as finally determined, and (ii) not excluded in a category of expenses in the reconciliation of the MP Capital Account pursuant to the provisions of
     Section 3.01(c) of this Agreement; and

            (d) one-half (1/2) of any Losses (excluding severance pay or other such termination costs made to a non-Management Employee of SRE) arising out of any claim(s) arising from, in connection with or incident to the termination of the employment of any SRE employee to the extent attributable to downsizing or restructuring of SRE as a consequence of the withdrawal of MP from SRE where such termination occurs during the period from and after the Execution Date through October 31, 2004; and

            (e) the reasonable attorneys fees and expenses incurred by GRE and SRE from and after January 23, 2004 through the Closing Date or the date this Agreement is terminated, whichever date occurs earlier, arising from and in connection with the requirement of the FERC Filing described in
     Section 6.05 hereof (the "GRE ATTORNEY FEES"). All such GRE Attorney Fees shall be paid by MP within fifteen (15) days of presentment by GRE.

     7.02 INDEMNIFICATION BY GRE OF MP. GRE hereby covenants and agrees to defend, indemnify and hold harmless MP, and its Associated Indemnified Parties, from and against any Loss and all Losses that MP or its Associated Indemnified Parties may suffer, sustain, incur, or be subject to arising out of, based upon or resulting from or on account of any of the following:

            (a) the breach or falsity of any representation or warranty made by GRE in this Agreement, the Interim Agreement or any Ancillary Document; and

            (b) the breach of any covenant or agreement made by GRE, or by GRE on behalf of SRE, in this Agreement, the Interim Agreement, and/or any Ancillary Document; and

            (c) any SRE Losses, as defined in the Interim Agreement, which arise from, in connection with or incident to (i) SRE Trading Operations, including market or credit exposure, (ii) MP credit support of the Trading Operations, including (x) any MP guaranty providing credit support to SRE's Trading Operations, or (y) any letters of credit issued to provide credit support to SRE's Trading Operations under the CoBank Credit Facility, and (iii) cash collateral posted by SRE to support Trading Operations, including but not limited to Five Million Dollars ($5,000,000) posted by SRE in deposit with American Electric Power on or about December 23, 2003, and any such cash posted for deposit by SRE will not impact the distribution of cash to MP or MP's Capital Account; and

            (d) any claim(s) arising from, in connection with or incident to any lease of premises to which SRE is a party or MP's guaranty thereof; and

            (e) any claim(s) arising from, in connection with or incident to the operations or contracts of SRE or GRE (with respect to SRE) after the Execution Date, except (i) for Power Trading Transactions that were initiated prior to November 1, 2003, but which are not settled until after the Execution Date, and (ii) to the extent of the indemnification obligation of MP described in Section 7.01(d) of this Agreement.

     7.03   PRINCIPLES REGULATING INDEMNITY RIGHTS.

            (a) Without limiting the generality of the foregoing, with respect to any measurement of damages or costs or expenses owing hereunder, either party shall have the right to be put in the same financial position as it would have been had the matter leading to the claim of indemnification never occurred or arose. Each party shall be reimbursed by the other on a monthly basis for all liabilities and damages incurred and all reasonable costs and reasonable expenses incurred in enforcing this indemnity.

            (b) Notwithstanding any other provision herein, either party shall be entitled to seek equitable relief with respect to any indemnification claim which arises from a covenant hereof. Each party shall use reasonable efforts to provide prompt notice to the other of each indemnifiable claim it believes it has suffered; PROVIDED, HOWEVER, no delay in providing any such notice shall affect its right to recover damages or equitable relief as appropriate under this Agreement. The foregoing covenant shall be for the benefit of the parties hereto and shall not be deemed to give any Third Party rights under this Agreement.

            (c) The parties understand and agree that GRE shall prevent SRE from asserting any claim of any kind against MP and its affiliates arising from, in connection with or incident to any action or omission of MP or its affiliates prior to the Closing Date, as a consequence of the occurrence of the Closing.

     7.04   PROCEDURE FOR INDEMNIFICATION.

            (a) MP DIRECT INDEMNIFICATION OF GRE. In the event that GRE and/or any of its Associated Indemnified Parties (individually, a "GRE INDEMNIFIED PARTY" and collectively, the "GRE INDEMNIFIED PARTIES") intends to seek indemnification under this Agreement pursuant to the provisions of Sections
     7.01 of this Agreement, the GRE Indemnified Party shall promptly give notice hereunder to MP, specifying in such notice, to the extent such specific information is available, (i) the specific nature of the Loss or

     Losses to be indemnified, (ii) the amount and, as applicable, a computation of the amount, of such Loss or Losses, (iii) any and all evidence of such Loss or Losses, including all documents, instruments, notices and financial data, in whatever form or media, sufficient for MP to ascertain the propriety and amount of the indemnification claim, and (iv) any relevant dates relating to the assertion, accrual and payment of the Loss or Losses (collectively, the "REQUIRED NOTICE INFORMATION"). MP shall have ten (10) days to consider such claim and, within such period shall either (x) object by written notice to the GRE Indemnified Party to the claim, in whole or in part, or (y) remit the undisputed amount requested by the GRE Indemnified Party. In the event that the claim is objected to by MP in whole or in part, the parties shall attempt to resolve the dispute within ten (10) business days of the receipt of the MP objection by the GRE Indemnified Party. In the event the parties are unable to resolve the disputed claim within such period, the matter shall be resolved pursuant to the arbitration procedure set forth in Section 7.04(e) hereof.

            (b) GRE DIRECT INDEMNIFICATION OF MP. In the event that MP and/or any of its Associated Indemnified Parties (individually, an "MP INDEMNIFIED PARTY" and collectively, the "MP INDEMNIFIED PARTIES") intends to seek indemnification under this Agreement pursuant to the provisions of Section
     7.02 of this Agreement, the MP Indemnified Party shall promptly give notice hereunder to GRE, specifying in such notice the Required Notice Information, to the extent such specific information is available. GRE shall have ten (10) days to consider such claim and, within such period, shall either (x) object by written notice to the MP Indemnified Party to the claim, in whole or in part, or (y) remit the undisputed amount requested by the MP Indemnified Party. In the event that the claim is objected to by GRE in whole or in part, the parties shall attempt to resolve the dispute within ten (10) business days of the receipt of the GRE objection by the MP Indemnified Party. In the event the parties are unable to resolve the disputed claim within such period, the matter shall be resolved pursuant to the arbitration procedure set forth in Section 7.04(e) hereof.

            (c) PROCEDURE FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. In the event any of the GRE Indemnified Parties or the MP Indemnified Parties intend to seek indemnification pursuant to the provisions of Sections 7.01 or 7.02 hereof as a result of the claim of a Third Party (the "INDEMNIFIED PARTY"), the Indemnified Party shall promptly give notice hereunder to the other party (the "INDEMNIFYING PARTY") after obtaining written notice of any service of a summons or notice of a Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Sections 7.01 or 7.02 hereof, and the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such Proceeding; PROVIDED, HOWEVER, that the Indemnified Party shall not be required to permit such an assumption of the defense of any Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

            If the Indemnifying Party assumes the defense of such Proceeding referenced in the Indemnified Party's notice, the obligations of the Indemnifying Party hereunder as to such Proceeding shall include taking all steps necessary in the defense or settlement of such Proceeding and holding the Indemnified Party harmless from and against any and all Losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. Notwithstanding the foregoing, the assumption of the defense of any Proceeding by the Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to such Proceeding was not required. The Indemnifying Party shall not, in the defense of such Proceeding, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of applicable law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party, (ii) the sole relief provided is monetary damages, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

            If the Indemnifying Party assumes the defense of such Proceeding referenced in the Indemnified Party's notice, the Indemnified Party shall be entitled to participate in the defense of the claim. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party's legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

            If the Indemnifying Party does not assume the defense of any such Proceeding by a Third Party after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such Proceeding in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim or litigation without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

            Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom). The parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any party, or their respective affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

            (d) REMEDIES. The respective indemnification obligations of the parties set forth in Article 7 of this Agreement are the exclusive remedies of the parties and their successors, assigns or others seeking to claim by, through, or on behalf of a party, under this Agreement, and no other remedy or remedies, whether arising under any applicable law, common law or otherwise, may be used, asserted or prosecuted in connection with this Agreement and any transaction, occurrence, or omission arising from, in connection with or otherwise based upon this Agreement; provided, however, that all equitable remedies shall remain available other than rescission, which shall not be an available remedy of either party hereto, or their respective successors and assigns, under or pursuant to this Agreement. This Section 7.04(d) shall not be applicable in the specific instances in which a party hereto has committed fraud.

     7.05 DISPUTE RESOLUTION. In the event a dispute arises under this Agreement, except with respect to Article 3 or equitable remedies pursued under this Agreement, such disputes shall be resolved in the manner set forth in this
Section 7.05.

            (a) If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, which is not described as an exception in this Section 7.05, GRE and MP may invoke the dispute resolution procedure set forth in this
     Section 7.05 by giving written notice to the other party. If either party gives such a notice, the parties shall enter into discussions concerning this dispute. If the dispute is not resolved as a result of such discussion in ten (10) days, an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties. If the parties cannot agree on a mediator within a period of ten
     (10) days after expiration of the ten (10) day period for resolution by discussion, then either party may apply to any court of competent jurisdiction for appointment of a mediator, which appointment shall be binding and nonappealable. Upon commencement of the mediation process, the parties shall promptly communicate with respect to a procedure and schedule for the conduct of the Proceeding and for the exchange of documents and other information related to the dispute. The mediation process shall be deemed ended if the dispute has not been resolved within thirty (30) days after appointment of the mediator.

            (b) All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement which are not resolved by mediation in accordance with Section 7.05(a) within thirty (30) days after appointment of mediator shall be submitted for, subject to and decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect as of the date of this Agreement ("AAA RULES"), except to the extent those rules are inconsistent with this Section 7.05. Any arbitration must be held in Minnesota by a single arbitrator mutually selected by the parties hereto or, if the parties hereto cannot agree on the appointment of such arbitrator within ten (10) days following the date notice of the dispute is given by a party to the adverse party, an arbitrator selected according to the AAA Rules. The arbitrator's award shall be final, conclusive and binding upon all parties to this Agreement, and judgment may be entered upon it in accordance with the Federal Arbitration Act in any court described in Section 7.05(c). The arbitrator shall be required to provide in writing to the parties the basis for the award or Order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such Proceedings. MP and GRE specifically desire this Arbitration clause to be governed by the United States Federal Arbitration Act, and not by the arbitration laws of any state.

            (c) MP and GRE agree and consent that any legal action, suit or Proceeding seeking to enforce this Section 7.05 or to confirm or contest any arbitration award shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and MP and GRE agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and irrevocably consent and agree to the jurisdiction of said courts in any such suit, action or Proceeding. MP and GRE further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action or Proceeding, if given or made: (i) by a Person over the age of eighteen who personally serves such notice or service of process on MP or GRE, as the case may be, or (ii) by certified mail, return receipt requested, mailed to MP or GRE, as the case may be, at their respective addresses set forth in this Agreement.

            (d) In the event of arbitration filed or instituted between the parties pursuant to this Section 7.05, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or Proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who is determined by the arbitrator to have prevailed on the major disputed issues.

                                   ARTICLE 8

         ADDITIONAL AGREEMENTS WITH RESPECT TO OPERATION OF SRE PRIOR TO
                                    CLOSING

     8.01 ACTIONS REFRAINED FROM PRIOR TO CLOSING. Between the Effective Date and the Closing Date, GRE and MP shall cause SRE not do any of the following without prior written authorization from MP and GRE:

            (a) merge or consolidate with or into any other entity or enter into any agreements relating thereto; or

            (b) authorize or make any distribution of capital or property to any Member of SRE other than as contemplated by this Agreement and, with respect to the Retained MP Capital Account, pursuant to the FERC Order.

     8.02 AFFIRMATIVE ACTIONS PRIOR TO CLOSING. Between the Effective Date and the Closing Date, except as otherwise consented to in writing by MP and GRE, GRE and MP shall cause SRE to:

            (a) continue to make available to MP and GRE and its counsel, accountants and other representatives for examination all business and financial books and records of SRE, as well as all other information reasonably considered relevant to the Business and affairs of SRE;

            (b) operate the Business in accordance with the MPUC Order dated June 1, 2000, and consistent with that operation SRE shall use all commercially reasonable efforts to preserve intact SRE's present business organization and goodwill of customers, suppliers and others having business relations with SRE, and maintain SRE's membership and joint reporting in MAPP.

            (c) maintain SRE's books of account, records and files substantially in the same manner as they are maintained as of the date of, but giving effect to the provisions of, this Agreement and make no change in accounting principles utilized presently;

            (d) maintain and enforce existing policies of insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement and in any event in amounts of coverage which are at least typical for companies of SRE's size and in SRE's industry; and

            (e) take all required corporate action to effectuate and perform the transactions contemplated by this Agreement and use commercially reasonable efforts to satisfy the conditions to the obligations to close the transactions contemplated herein, to the extent such conditions are within the reasonable control of SRE.


                                   ARTICLE 9

                      REPRESENTATIONS AND WARRANTIES OF MP

     MP represents and warrants to GRE that:

     9.01 CORPORATE STANDING AND AUTHORITY; BINDING AGREEMENT. MP is a division of ALLETE, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. The execution of this Agreement and consummation of the transactions contemplated herein shall not violate any provision of MP's Articles of Incorporation or Bylaws, and MP has obtained all necessary corporate authorization for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of MP, enforceable against MP in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights.

     9.02 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except (x) for submitting the FERC Filing described in Section 6.05 and obtaining the FERC Order, and (y) as set forth in SCHEDULE 9.02, the execution, delivery and performance of this Agreement by MP, including, without limitation, the assignment of its Membership Interests to GRE, does not and will not: (i) conflict with or violate any law, rule, regulation, Order, judgment or decree applicable to MP or by which any of MP's assets are bound or affected, (ii) result in any breach of or constitute a default under any contract or other agreement or note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which MP is a party or by which any of the MP assets are bound or affected, or (iii) require any consent, approval, authorization or permit of any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement ("CONSENTS").

     9.03 TITLE. As of the Execution Date (i) MP shall have good and marketable title to the Assets that are Tangible Assets, such title to be free and clear of all liens, claims, security interests, mortgages, easements, restrictions, charges and encumbrances (other than those in favor of GRE under the Member Control Agreement), and (ii) with respect to the Assets that are leased or licensed, MP shall have a valid license or leasehold interest. As of the Closing, MP shall have good and marketable title to its Membership Interest.

     9.04 RELINQUISHED ASSETS. MP has title to or a valid leasehold or license interest to the Assets. The Assets relinquished and transferred by MP are in operating condition and are as is, where is, as used at and by SRE in the normal course of business. The Assets are all of the Assets used exclusively in the Business, but shall not include assets used in the Business which are also used in the operation of the business of MP (by way of example, the Oracle accounting system software).

     9.05 LITIGATION. There is no litigation pending or, to the best knowledge of MP after due inquiry of its officers, threatened against MP which seeks to prevent, or if successful would prevent, MP from consummating the purchase contemplated by this Agreement.

     9.06 NOTICE OF DEVELOPMENT. MP shall notify GRE of any event or occurrence that has as its basis an event or occurrence that arose after the date hereof which would cause a breach at the Closing of any of the representations and warranties set forth in Sections 9.01, 9.02 and 9.05.


                                   ARTICLE 10

                      REPRESENTATIONS AND WARRANTIES OF GRE

     GRE represents and warrants to MP that:

     10.01 Organization and Authority. GRE is a cooperative duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has full power and authority to carry on its current business operations and consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein shall not violate any provision of GRE's governing documents or any law, regulation or ordinance or any provision of any contract, instrument, Order, award, judgment or decree to which GRE is a party or by which GRE is bound. This Agreement is a legal, valid and binding agreement of GRE enforceable against GRE in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. GRE has obtained all necessary cooperative authorization and approval for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. No consent, authorization, Order or approval of any person, governmental authority or any court is required in connection with the execution and delivery by GRE of this Agreement or the consummation by GRE of the transactions contemplated hereby.

     10.02 LITIGATION. There is no litigation pending or, to the best knowledge of GRE after due inquiry of its officers, threatened against GRE which seeks to prevent, or if successful would prevent, GRE from consummating the purchase contemplated by this Agreement.

     10.03 NOTICE OF DEVELOPMENT. GRE shall notify MP of any event or occurrence that has as its basis an event or occurrence that arose after the date hereof which would cause a breach at the Closing of any of the representations and warranties set forth in Sections 10.01 and 10.02.


                                   ARTICLE 11

                                     CLOSING

     11.01 TIME AND PLACE. Upon receipt of the Membership Interest Transfer Order which is not subject to an objection that may result in a rehearing by FERC (such that the parties have agreed to delay the Closing pursuant to Section
6.05 hereof), MP and GRE shall schedule the Closing, which shall take place not later than five (5) business days after receipt of the FERC Order (the "CLOSING DATE"). The closing hereunder (the "CLOSING") shall take place at the offices of Leonard, Street and Deinard, Professional Association, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota, 55402, or at such other time and place as may be agreed to by the parties. The Closing shall be deemed to be effective at 11:59 P.M. (CST) on the Closing Date, which shall also be the Withdrawal Effective Time.

     11.02 CONDITIONS TO MP'S OBLIGATIONS TO CLOSE. The obligation of MP to Close shall be subject to satisfaction of the following deliverables and conditions precedent on or prior to the Closing Date:

            (a)   PAYMENTS AND DELIVERY OF DOCUMENTS:
                  ----------------------------------

                  (i) RECEIPT OF MEMBERSHIP INTEREST PAYMENT. MP shall receive the Membership Interest Payment from GRE at the Closing.

                  (ii) RECEIPT OF THE RETAINED MP CAPITAL ACCOUNT. MP shall receive payment from SRE at the Closing of the Retained MP Capital Account and the Capital Vig.

                  (iii) GRE  OFFICER'S   CERTIFICATE.   MP   shall   receive   a
            certificate from an officer of GRE, in form and content reasonably satisfactory to MP, certifying (i) to the incumbency of GRE's authorized officers executing this Agreement and related documents,
            (ii) to the good standing of GRE in the state of its organization and attaching a good standing certificate for GRE issued by the Secretary of State of such state, (iii) that all necessary corporate authorizations and approvals have been obtained by GRE for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, and (iv) that the execution of this Agreement by GRE and the consummation of the transactions contemplated hereunder will not violate the provisions of the Articles of Incorporation of GRE or any other agreement to which GRE is a party or by which it is bound. A certificate in substantially the same form containing the above information has been delivered to MP on the Execution Date

                  (iv) CONSENT. The (A) FERC Order, and (B) the Consents set forth in SCHEDULE 9.02, shall all have been obtained.

            (b)   CONDITIONS PRECEDENT TO CLOSING:
                  --------------------------------

                  (i) REPRESENTATIONS, WARRANTIES AND COVENANTS. All covenants and agreements of GRE set forth herein required to be performed prior to the Closing shall have been fully performed and the representations and warranties of GRE set forth herein shall be true and correct as of the Closing Date as though those representations and warranties have been made at and as of that time. At the Closing, MP shall have received a certificate signed by a duly authorized officer of GRE to the foregoing effect in form and content reasonably satisfactory to MP.

                  (ii) NO LITIGATION. There shall not have been instituted or threatened on or before the Closing Date any action or Proceeding to restrict or prohibit the transactions contemplated by this Agreement.

     11.03 CONDITIONS TO GRE'S OBLIGATION TO CLOSE. The obligation of GRE to close shall be subject to satisfaction of the following deliverables and conditions precedent on or prior to the Closing Date or at and upon the Closing:

            (a)   PAYMENTS AND DELIVERY OF DOCUMENTS:
                  ----------------------------------

                  (i) PAYMENT OF UNPAID ADMINISTRATIVE FEE(S) AND GRE ATTORNEY FEES, SEVERANCE REIMBURSEMENT. GRE shall receive payment from MP of any unpaid Administrative Fee(s), unpaid severance reimbursement pursuant to Section 4.03, unpaid CTU payments and unpaid GRE Attorney Fees.

                  (ii) MEMBERSHIP INTEREST RELINQUISHMENT AND ASSIGNMENT. MP shall have duly executed and delivered to GRE, all in form and substance reasonably satisfactory to GRE, a Relinquishment and Assignment of Membership Interest in substantially the form attached hereto as EXHIBIT C.

                  (iii) CONSENTS. The FERC Order shall have  been  obtained  and any and all notices or Consents listed or required to be listed under SCHEDULE 11.03(a)(iii) shall have been duly made by MP or executed and delivered by the person or entity required to consent, in form and content reasonably satisfactory to GRE, and shall have been delivered to GRE by MP.

                  (iv) MP OFFICER'S CERTIFICATE. GRE shall have received a certificate from an officer of MP, in form and content reasonably satisfactory to GRE, certifying (i) to the incumbency of MP's authorized officers executing this Agreement and related documents,
            (ii) to the good standing of MP in the state of its incorporation and attaching a good standing certificate for MP issued by the Secretary of State of such state, (iii) that all necessary authorizations and approvals have been obtained by MP for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder, and (iv) that the execution, delivery and performance of this Agreement by MP and the consummation of the transactions contemplated hereunder will not violate the provisions of MP's Articles of Incorporation or Bylaws or any other agreement to which MP is a party or by which it is bound. A certificate in substantially the same form containing the above information has been delivered to GRE on the Execution Date.

                  (v) RESIGNATIONS. GRE shall have received the written resignations of any MP designated members of the SRE Board of Governors. MP personnel who were also SRE officers resigned as officers of SRE on the Execution Date.

            (b)   CONDITIONS PRECEDENT TO CLOSING:
                  -------------------------------

                  (i) REPRESENTATIONS, WARRANTIES AND COVENANTS. All covenants and agreements of MP set forth herein required to be performed prior to the Closing shall have been fully performed and the representations and warranties of MP set forth herein shall be true and correct as of the Closing Date as though those representations and warranties had been made at and as of that time. At the Closing, GRE shall have received a certificate signed by a duly authorized officer of MP to the foregoing effect in form and content reasonably satisfactory to GRE.

                  (ii) NO LITIGATION. There shall not have been instituted or threatened any action or Proceeding to restrict or prohibit the transactions contemplated by this Agreement.

     11.04 EFFORTS TO SATISFY CONDITIONS. Each party shall use reasonable commercial efforts to secure promptly the satisfaction of the conditions to Closing, to the extent the same is within their reasonable control.

                                   ARTICLE 12

                                   TERMINATION

     12.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                  (i)   by mutual written agreement of GRE and MP; or

                  (ii) by either MP or GRE if, through no breach of this Agreement by the terminating party, the Closing has not occurred on or before May 31, 2004.

No termination of this Agreement shall (i) affect the transactions which become effective on or entered into as a consequence of, the Execution Date, which transactions shall be legal, binding and enforceable with respect to the parties thereto, or (ii) relieve any party from liability it may have under this Agreement or the Interim Agreement from breaches of its respective representations, warranties or covenants occurring prior to termination.

     12.02 PROCEDURE UPON TERMINATION. In the event of termination by GRE or by MP pursuant to Section 12.01(ii) hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement to be effected at the Closing shall be terminated without further action by the parties hereto. If such a termination takes place:

            (a) The Interim Agreement and the transactions that took effect on the Execution Date shall be unaffected;

            (b) MP shall continue to be bound by the Member Control Agreement, subject to the amendments set forth herein;

            (c) No party hereto and none of their respective directors, officers, shareholders or controlling persons shall have any liability or further obligation to any other party pursuant to this Agreement or the Interim Agreement, except as to any breach of the continuing covenants hereof; and

            (d) The provisions of Articles 1, 2, 3, 4, 5, 7, 12 and 14 and Sections 6.02, 6.03, 6.04, 6.06, 9.01, 9.03, 9.04, 10.01, 13.01, 13.02 and
     13.03 shall survive any termination of this Agreement; PROVIDED, HOWEVER, Sections 12.02(a) and (c) above shall control and constitute the exclusive remedy of the parties with respect to any Losses that may be claimed by a party under this Agreement.

                                   ARTICLE 13

                                  OTHER MATTERS

     13.01 ANNOUNCEMENTS. No press releases, announcements, or other disclosure related to the specific details of this Agreement or the transactions contemplated herein shall be issued or made to the press, employees, customers, suppliers or any other person, except to the extent necessary for MP or GRE to
(i) comply with applicable securities or other regulatory laws, rules, or regulations, or other applicable authority, or (ii) obtain MP's release from its credit support obligations, or (iii) as otherwise necessary to comply with the terms of this Agreement. GRE and MP agree to cooperate on any external communications regarding MP's withdrawal from SRE. The parties will cause SRE to observe this provision.

     13.02 USE OF SRE NAME. As of the Closing Date and thereafter, MP shall cease all use of the name "Split Rock Energy" and any other similar names, except to the extent the name is used in connection with MP delivery of services on behalf of SRE or GRE as directed by SRE or GRE.

     13.03 CONFIDENTIALITY. The parties may, for their mutual benefit in the course of negotiating and implementing the transactions contemplated by this Agreement, exchange information which is of a non-public proprietary or confidential nature to the disclosing party which, by way of example but not limitation, may include information related to Core Operations, Power Trading Transactions, business practices, strategies or approaches, Capital Accounts, Net Income and Net Losses (the "CONFIDENTIAL INFORMATION"). The Confidential Information may be in any form whatsoever, including writings, computer programs, logic diagrams, drawings or other media. All information disclosed by either party to the other, whether orally, in writing by inspection or otherwise, shall be Confidential Information when it is so labeled or identified by the party delivering the information.

     The Confidential Information (i) may be used by the receiving party solely in connection with the transactions described in this Agreement, and (ii) will be kept confidential and not disclosed by the receiving party to any other person, except that Confidential Information may be disclosed to (i) the United States Securities and Exchange Commission and any counterpart agency of any state, whether or not such Confidential Information shall be made publicly available as a consequence of such filing, and (ii) any of the receiving party's affiliates, directors, officers, employees, attorneys, accountants, consultants, advisors and agents (collectively, its "AUTHORIZED REPRESENTATIVES") who require access to such information and as required to comply with Section 13.04 below. Each of the Parties agrees that any of its Authorized Representatives to whom Confidential Information is disclosed will be informed of the confidential or proprietary nature thereof and of the receiving party's obligations under this Agreement, and that each party shall be responsible for any use or disclosure of Confidential Information by any of its Authorized Representatives.

     Notwithstanding anything to the contrary set forth herein, Confidential Information shall not include any information that (i) is, on the Effective Date of this Agreement, available to the public (including in any publicly filed document), or (ii) becomes generally known to the public after the Effective Date of this Agreement other than as a result of any improper act or omission of MP or GRE or their Authorized Representatives, or (iii) was demonstrably known to MP or GRE prior to the Effective Date of this Agreement, or (iv) MP or GRE lawfully receive such Confidential Information from a Third Party, who is not subject to an obligation of confidentiality or non-use at the time of such transmittal.

     If MP or GRE is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the other party's Confidential Information, MP or GRE will provide the other party with prompt notice of such request, and the documents and/or information requested thereby, so that the other party may seek an appropriate protective Order and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective Order or the receipt of a waiver hereunder, MP or GRE are nonetheless, in the opinion of MP or GRE's legal counsel, compelled to disclose Confidential Information to any tribunal or otherwise stand liable for contempt or suffer other censure or penalty, MP or GRE may disclose to such tribunal, without liability hereunder, that portion of the Confidential Information which MP or GRE's legal counsel advises that MP or GRE are compelled to disclose; PROVIDED, HOWEVER, that MP or GRE shall give the other party written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable.

     13.04 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between MP and the GRE for certain Tax Matters following the Closing Date:

            (a)   TAX RETURNS.
                  -----------

                  (i) MP shall prepare, execute on behalf of SRE and timely file, or cause to be prepared and timely filed, all income/reporting Tax Returns of SRE that are due with respect to any taxable year or other taxable period ending prior to or ending on and including the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of SRE shall be reported or disclosed in such Tax Returns; PROVIDED, HOWEVER, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, except for the allocation provisions of this Agreement which shall be an exception to such prior treatment.

                  (ii) Except as provided in Section 13.04(a)(i), GRE shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all income/reporting Tax Returns of SRE with respect to any taxable year or other taxable period ending after the Closing Date; PROVIDED, HOWEVER, with respect to Tax Returns to be filed by GRE pursuant to this Section 13.04(a) for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices with respect to such items, except for the allocation provisions of this Agreement which shall be an exception to such prior treatment. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of SRE shall be reported or disclosed on such Tax Returns.

            (b) CONTROVERSIES. GRE shall promptly notify MP in writing upon receipt by GRE or SRE or any affiliate of GRE or SRE after the Closing
     Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to or ending on and including the Closing Date for which SRE may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"). MP, or its duly appointed representative (the "MP REPRESENTATIVE"), at its sole expense, shall have the authority to represent the interests of SRE with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; PROVIDED, HOWEVER, that neither MP nor any of its affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of GRE or SRE for any period ending after the Closing Date, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "OVERLAP PERIOD") that is after the Closing Date, without the prior written consent of GRE. The MP Representative shall keep GRE fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The MP Representative shall, in good faith, allow GRE, at its sole expense, to make comments to the MP Representative, regarding the conduct of or positions taken in any such Proceeding.

            Except as otherwise provided in this Section 13.04(b), GRE shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of SRE for all taxable periods; PROVIDED, HOWEVER, that GRE shall not, and shall cause its affiliates (including SRE) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of MP, which consent shall not be unreasonably withheld.

            (c) AMENDED TAX RETURNS. Neither MP nor SRE shall file or cause to be filed any amended Tax Return or claims for refund without the prior written consent of GRE, which consent shall not be unreasonably withheld, delayed or conditioned, except for such amended Tax Returns or claims for refund filed in connection with the resolution of any Tax Matter in accordance with Section 13.04(b).

            (d) POST-CLOSING ACCESS AND COOPERATION. From and after the Closing Date, GRE agrees, and agrees to cause SRE, to permit MP and the MP Representative to have reasonable access, during normal business hours, to the books and records of SRE, to the extent that such books and records relate to a period prior to or ending on the Closing Date, and personnel, for the purpose of enabling MP to: (i) prepare the Tax Returns specified in
     Section 13.04(a)(i), and (ii) investigate or contest any Tax Matter which MP has the authority to conduct under Section 13.04(b).

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as otherwise provided in this Agreement: (a) all covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms, and (b) the representations and warranties of each of the parties contained in this Agreement or contained in any document or certificate given under this Agreement as well as the right of the other party to rely thereon shall survive the Closing for a period of twelve (12) months from the Closing Date; PROVIDED, that with respect to any claim made in writing within such twelve (12) month period, such representations and warranties shall survive until a final and binding resolution of such claim has been determined. Further, notwithstanding the foregoing, (i) the representations and warranties contained in Sections 9.05 and 10.02 shall survive until the expiration of any and all applicable statutes of limitations periods on the subject matter of the representation or warranty (or in the event of a claim or an assessment or reassessment, until a final and binding resolution of all matters in relation thereto is made), and (ii) the representations and warranties contained in Sections 9.01, 9.03 and 10.01 shall continue indefinitely.

     14.02 NO BROKER. GRE represents to MP, and MP represents to GRE, that neither has engaged, or incurred any unpaid liability to, any broker, finder or consultant in connection with this transaction. MP shall indemnify the GRE and its directors, officers, shareholders and employees and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by MP for a brokerage fee, finder's fee or the like. GRE shall indemnify MP and will hold it harmless from and against any claims by any broker, finder or consultant deemed to be engaged by GRE for a brokerage fee, finder's fee or the like.

     14.03 EXPENSES. Except as otherwise provided herein, the parties shall each pay all of their respective legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement.

     14.04 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and delivered personally or by a recognized international overnight courier service, addressed as follows or to such other address as a party shall specify for this purpose in a notice given in the same manner:

            (a)   TO MP:
                  -----

                  Minnesota Power
                  30 West Superior Street
                  Duluth, MN  55802
                  Attn:  Mr. Donald J. Shippar, President
                  Facsimile:  (218) 723-3960
            with copies to:

                  Mr. Steven W. Tyacke
                  30 West Superior Street
                  Duluth, MN 55802
                  Facsimile:  (218) 723-3955

                  Briggs and Morgan, P.A.
                  2200 IDS Center
                  80 South Eighth Street
                  Minneapolis, MN  55402
                  Attn:  Michael J. Grimes
                  Facsimile:  (612) 977-8650

            (b)   TO GRE:
                  ------

                  Great River Energy
                  17845 East Highway 10
                  Elk River, MN  55330
                  Attn:  David J. Saggau, Vice President and General Counsel
                  Facsimile:  (763) 241-3732

            with copies to:

                  Moss & Barnett, P.A.
                  4800 Wells Fargo Center
                  Minneapolis, MN  55402
                  Attn:  Eric J. Olsen
                  Facsimile:  (612) 339-6686

Any notice given pursuant to this Section shall be deemed given when delivered.

     14.05 BINDING EFFECT; NO ASSIGNMENT WITHOUT PRIOR WRITTEN CONSENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but may not be assigned or otherwise transferred by any party without the written consent of the other party.

     14.06 ENTIRE AGREEMENT. This Agreement, the Ancillary Documents and the Binding Provisions of the Interim Agreement, and the Exhibits and schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the withdrawal transaction and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof, including the non-binding provisions of the Interim Agreement. All statements of fact of the parties contained in any schedule or Ancillary Document under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the parties under this Agreement. The Exhibits, schedules and the Recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     14.07 CHOICE OF LAW. This Agreement shall be interpreted under the internal laws of the State of Minnesota without regard to any conflicts of law rule or principle that might result in the application of the law of another jurisdiction.

     14.08 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless so specified in writing.

     14.09 PRE CLOSING AND POST CLOSING COOPERATION. Before and after Closing, each of the parties agree that, at the reasonable request of the other party, it shall take such actions and furnish such additional documents and instruments as may be necessary or reasonably desirable to supplement the schedules to this Agreement and/or otherwise effectuate the transactions contemplated by this Agreement and the smooth transition of the Business to the sole ownership of GRE. In the event that the MPUC or other regulatory agency has questions or inquiries about this Agreement or asserts jurisdiction, GRE, on its own behalf and on behalf of SRE, will cooperate with MP to reasonably respond to the MPUC.

     14.10 COUNTERPARTS AND FACSIMILE/ELECTRONIC SIGNATURES. This Agreement and any Ancillary Document may be executed in counterparts and will be effective when at least one counterpart has been executed by each party hereto. This Agreement may be executed in duplicate originals, each of which shall be deemed to be an original instrument. All such counterparts and duplicate originals together shall constitute but one Agreement. The counterparts of this Agreement and any Ancillary Document may be executed and delivered by telecopy or other electronic transmission, and the receiving party may rely on receipt of such executed document as if the original had been received.

     14.11 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.

     14.12 PAYMENTS. Any payments to be made by one party to the other hereunder, or by SRE to MP, shall be made in U.S. funds either by (i) certified or bank official check, or (ii) wire transfer of immediately available funds, at the remitting party's option.

     14.13 TERMINATION OF WITHDRAWAL AGREEMENT. The Withdrawal Agreement is hereby terminated and replaced in its entirety by this Agreement. This termination shall not be interpreted, and is not, a termination contemplated by Article 12 of the Withdrawal Agreement, and no terms of the Withdrawal Agreement shall survive this termination.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.


                                        MINNESOTA POWER


                                        By: /s/ Donald Shippar
                                            ------------------------------
                                            Donald Shippar
                                            President



                                        GREAT RIVER ENERGY


                                        By: /s/ James Van Epps
                                            ------------------------------
                                            James Van Epps
                                            Chief Executive Officer





               [SIGNATURE PAGE TO AMENDED AND RESTATED WITHDRAWAL
                                   AGREEMENT]